EXHIBIT 4.1


                           THE BANK OF NEW YORK MELLON
                       2 HANSON PLACE, BROOKLYN, NY 11217


                                January 28, 2010


Van Kampen Funds Inc.
522 Fifth Avenue
New York, New York  10036


                       Van Kampen Unit Trusts, Series 943


Dear Sirs:

   The Bank of New York Mellon is acting as trustee for the Van Kampen Unit Trusts, Series 943 set forth above (the "Trust"). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on January 27, 2010, in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-163096) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

                                                               Very truly yours,


                                                       By: /s/ TIMOTHY J. CARSON
                                                           ---------------------
                                                                  Vice President